SUPPLEMENTAL INDENTURE


         SUPPLEMENTAL INDENTURE dated as of June 30, 1998, between TELMARK, INC., a New York corporation (the "Company") and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as successor by merger to OnBank & Trust Company, (the "Trustee").

                                   Background
                                   ----------

         1. The Company and the Trustee are parties to an Indenture dated as of September 30, 1993 (the "Indenture") relating to certain Subordinated Debentures of the Company (the "Debentures").

         2. The Company and the Trustee wish to amend the Indenture pursuant to
Section 9.01 thereof.

         Each party agrees as follows for the benefit of the other party and to the equal and ratable benefit of the holders of the Debentures:

         Section 1. Section 5.01 of the Indenture is hereby amended by deleting such section in its entirety and substituting the following new section 5.01:

         Section 5.01. When Company May Merge, etc. The Company shall not consolidate or merge into, or transfer or lease all or substantially all of its assets to any person unless:

                  (1) the person is a corporation or a limited liability company, in either case organized and existing under the laws of the United States or any state thereof;

                  (2) the person assumes by supplemental indenture of the Company under the Debentures and this Indenture; and

                  (3)   immediately after the transaction no Default exists.

         The surviving, transferee or lessee corporation shall be the successor Company but the predecessor Company in the case of a transfer or lease shall not be released from the obligation to pay the principal of and interest on the Debentures.


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         Section  2.  The  Trustee's  address  stated  in  Section  11.10 of the
Indenture is amended to read as follows:

                           Manufacturers and Traders Trust Company
                           Corporate Trust and Investment Services
                           7th Floor
                           One M&T Plaza
                           Buffalo, New York  14240



                                                    SIGNATURES:


Dated: June 30, 1998                        TELMARK INC.


                                            By: /s/DANIEL J. EDINGER
                                                --------------------
                                                 Daniel J. Edinger, President
Attest:

/s/KIPP R. WEAVER
-----------------
Kipp R. Weaver, Assistant Secretary



Dated:  June 30, 1998           MANUFACTURERS AND TRADERS
                                TRUST COMPANY


                                By: /s/RUSSELL T. WHITLEY
                                    ---------------------
                                    Russell T. Whitley, Assistant Vice President
Attest:

/s/STEVEN J. WATTIE
-------------------
Steven J. Wattie, Trust Officer

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